As filed with the Securities and Exchange Commission on June 7, 2017

Registration No. 333-_____________

United States

Securities and Exchange Commission

Washington, D.C. 20549

_________________________________________

FORM S-8

Registration Statement Under the Securities Act of 1933

USA Truck, Inc.

(Exact name of registrant as specified in its charter)

Delaware	71-0556971
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

3200 Industrial Park Road
Van Buren, Arkansas	72956
(Address of Principal Executive Offices)	(Zip Code)

First Amendment to the

USA Truck, Inc.

2014 Omnibus Incentive Plan

(Full title of the plan)

James D. Reed

President and Chief Executive Officer

USA Truck, Inc.

3200 Industrial Park Road

Van Buren, Arkansas 72956

(Name and address of agent for service)

(479) 471-2500

(Telephone number, including area code, of agent for service)

_________________________________________

Copy to:

Heidi Hornung-Scherr

Scudder Law Firm, P.C., L.L.O.

411 South 13th Street, Suite 200

Lincoln, Nebraska 68508

(402) 435-3223

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☒
Non-Accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period of complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐



Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	500,000	$6.63	$3,315,000	$384.21

(1)

In addition to the shares of common stock set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminate number of additional shares of common stock as may become issuable pursuant to the anti-dilution adjustment provisions of the USA Truck, Inc. 2014 Omnibus Incentive Plan, as amended.

(2)

Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low prices per share of the common stock of USA Truck, Inc. as reported on the NASDAQ Global Select Market on May 31, 2017.

TABLE OF CONTENTS

DESCRIPTION	PAGE
EXPLANATORY NOTE	4
PART II	4
SIGNATURES	6
POWER OF ATTORNEY	6
EXHIBIT INDEX	7
EX-5 OPINION OF SCUDDER LAW FIRM, P.C., L.L.O.
EX-23.1 CONSENT OF SCUDDER LAW FIRM, P.C., L.L.O. (included in Exhibit 5)
EX-23.2 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EX-24 Power of Attorney (included on the signature page of this Registration Statement)

EXPLANATORY NOTE

USA Truck, Inc., a Delaware corporation (the “Company”), previously registered 500,000 shares of its common stock, $0.01 par value per share (“Common Stock”), available for grant of awards under the USA Truck, Inc. 2014 Omnibus Incentive Plan (the “Incentive Plan”). The registration of such shares of Common Stock was filed on a Form S-8 Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on June 11, 2014 (File Number 333-196695), in accordance with the Securities Act.

On March 24, 2017, the Executive Compensation Committee of the Board of Directors of the Company approved the first amendment to the Incentive Plan (the “First Amendment to the Incentive Plan”) to, among other things, increase the number of shares of Common Stock available for issuance under the Incentive Plan by an additional 500,000 shares. As of April 7, 2017, there were approximately 161,500 shares available for issuance under the Incentive Plan; therefore, the First Amendment to the Incentive Plan would result in approximately 661,500 shares being available for future awards under the Incentive Plan, subject to adjustment for future forfeitures (except for tax withholding and cashless exercise forfeitures) and to reflect the occurrence of certain cancellations, or certain other terminations of shares. The Executive Compensation Committee also reapproved, subject to stockholder reapproval, the material terms of the performance-based goals under the Incentive Plan so that certain incentive awards granted thereunder would continue to qualify as exempt “performance-based compensation” under Internal Revenue Code Section 162(m). The First Amendment to the Incentive Plan and the material terms of the performance-based goals under the Incentive Plan were forwarded for stockholder approval, and on May 10, 2017, at the Company’s 2017 Annual Meeting, the Company’s stockholders approved the adoption of the First Amendment to the Incentive Plan and reapproved the material terms of the performance-based goals under the Incentive Plan.

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register 500,000 shares of Common Stock available for issuance under the Incentive Plan, as amended by the approval and adoption of the First Amendment to the Incentive Plan. Pursuant to General Instruction E of Form S-8, the contents of the Form S-8 Registration Statement filed with the Commission June 11, 2014 (File Number 333-196695) is incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

a)	The Company’s latest annual report on Form 10-K for the year ended December 31, 2016, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; provided, however, that the Company is not incorporating any information furnished under any of Item 2.02 or Item 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K; and

c)

The description of the authorized capital stock of the Company contained in its Registration Statement Form 8-A filed with the Commission on February 13, 1992 and declared effective on March 19, 1992, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents; provided, however, that the Company is not incorporating any information furnished under any of Item 2.02 or Item 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Buren, State of Arkansas, on June 7, 2017.

USA Truck, Inc.

By:	/s/ James D. Reed
James D. Reed
President, Chief Executive Officer, and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James D. Reed, Jason R. Bates, and Heidi Hornung-Scherr, and each of them, as true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution, to execute in their respective names, individually and in each capacity stated below, the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact and to file any such amendment to this Registration Statement, exhibits thereto, and documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and their substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 7, 2017.

Signature	Title

/s/ James D. Reed	President, Chief Executive Officer, and Director
James D. Reed	(Principal Executive Officer)

/s/ Jason R. Bates	Executive Vice President and Chief Financial
Jason R. Bates	Officer (Principal Financial and Accounting Officer)

/s/ Robert A. Peiser	Chairman of the Board
Robert A. Peiser

/s/ M. Susan Chambers	Director
M. Susan Chambers

/s/ Robert E. Creager	Director
Robert E. Creager

/s/ Gary R. Enzor	Director
Gary R. Enzor

/s/ Barbara J. Faulkenberry	Director
Barbara J. Faulkenberry

/s/ Thomas M. Glaser	Director
Thomas M. Glaser

/s/ Alexander D. Greene	Director
Alexander D. Greene

EXHIBIT INDEX

Exhibit Number	Description

4.1

Restated and Amended Certificate of Incorporation of the Company as currently in effect, including all Certificates of Amendment thereto (incorporated by reference to Exhibit 3.1 to the Company’s quarterly report for the quarter ended March 31, 2013).

4.2

Amended and Restated Bylaws of the Company as currently in effect (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2017).

4.3	USA Truck, Inc. 2014 Omnibus Incentive Plan (incorporated by reference to Appendix A of the Company’s Schedule 14A, filed April 25, 2014).
4.4	First Amendment to the USA Truck, Inc. 2014 Omnibus Incentive Plan (incorporated by reference to Appendix A of the Company’s amended and restated Schedule 14A, filed April 7, 2017).
5*	Opinion of Scudder Law Firm, P.C., L.L.O.
23.1	Consent of Scudder Law Firm, P.C., L.L.O. (included in Exhibit 5).
23.2*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.
24	Power of Attorney (included on the signature page of this Registration Statement).

* Filed herewith

7